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                                    EXHIBIT 8



                                                  July 11, 1994


Peoples First Corporation
100 South Fourth Street
Paducah, KY  42001

Libsab Bancorp, Inc.
1104 Paris Road
Mayfield, KY  42066

     Re:  Certain Federal Income Tax Matters
          ----------------------------------

Gentlemen:

     You have requested our opinion regarding certain federal income tax consequences of the merger (the "Merger") of Libsab Bancorp, Inc. ("Bancorp"), a Kentucky Corporation, into PFC Acquisition Corporation II ("Subsidiary"), a Kentucky corporation, a wholly-owned subsidiary of Peoples First Corporation ("PFC"), a Kentucky corporation.

                            DESCRIPTION OF THE MERGER

     PFC is a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation incorporated under the laws of the Commonwealth of Kentucky. PFC conducts a complete range of commercial and personal banking activities through its subsidiaries. The authorized capital stock of PFC consists of 30 million shares of common stock, without par value ("PFC Common Stock"), of which sufficient shares are unissued and available for issuance in the Merger, and six million shares of preferred stock, without par value, none of which are issued or outstanding.

     The authorized capital stock of Subsidiary consists of 2,000 shares of common stock, without par value ("Subsidiary Common Stock"), of which 1,000 shares are issued and outstanding and held by PFC.

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Peoples First Corporation
Libsab Bankcorp, Inc.
July 11, 1994
Page 2

     Bancorp is a bank holding company under the Bank Holding Company Act of 1956, as amended, and is a corporation incorporated under the laws of the Commonwealth of Kentucky. The authorized capital stock of Bancorp consists of 200,000 shares of common stock, without par value ("Bancorp Common Stock"), of which 85,337 shares are issued and outstanding. Bancorp owns all of the issued and outstanding capital stock of Liberty Bank & Trust Company ("Bank"), a state-chartered bank and trust company organized under the laws of the Commonwealth of Kentucky with its principle office in Mayfield, Kentucky.

     In the Merger, pursuant to the Affiliation Agreement and Plan of Merger dated as of February 24, 1994 and amended on April 15, 1994 (the "Affiliation Agreement") among PFC, Subsidiary, Bancorp, and Bank, each share of Bancorp Common Stock, other than shares of Bancorp Common Stock with respect to which the holder has properly exercised dissenters' rights under Subtitle 13, Chapter 271B of the Kentucky Revised Statutes, will be converted into 12.632 shares of PFC Common Stock.

     No fractional shares of PFC Common Stock will be issued in the Merger. In lieu of issuing fractional shares of PFC Common Stock, PFC will pay each holder of shares of Bancorp Common Stock entitled to receive a fractional share of PFC Common Stock an amount of cash equal to the fraction multiplied by the PFC Trading Price as defined in the Affiliation Agreement.

     In accordance with Kentucky law, at 11:59:59 p.m. on the date Articles of Merger are delivered to the Kentucky Secretary of State for filing (the "Effective Time"), Bancorp will merge into Subsidiary pursuant to the Affiliation Agreement. Subsidiary will be the surviving corporation of the Merger (the "Surviving Corporation"). Subsidiary will acquire all of the assets of Bancorp and will assume, or take those assets subject to, all of Bancorp's liabilities. At the Effective Time, all shares of Subsidiary Common Stock issued and outstanding immediately before the Effective Time will be converted into 1,000 shares of the Surviving Corporation's common capital stock of no par value ("Surviving Corporation Common Stock"). After the Effective Time, PFC will own all of the issued and outstanding shares of Surviving Corporation Common Stock.

                         BUSINESS REASONS FOR THE MERGER

     In view of the dramatic changes in the financial services industry, the Merger offers PFC, Bancorp, and the Bank important competitive advantages. The combination of their resources should enhance future growth and profitability, since the combined enterprise should be able to generate cost savings, draw upon a larger business base and thereby cause the Bank to make larger loans and develop new and innovative services. PFC desires to take advantage of this acquisition opportunity to expand into new markets and diversify its financial operations.

                                 REPRESENTATIONS

     PFC and Bancorp have made the following representations to us upon which we have relied in rendering the opinions contained herein.

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Peoples First Corporation
Libsab Bankcorp, Inc.
July 11, 1994
Page 3


          1. The fair market value of PFC Common Stock to be received in the Merger by the shareholders of Bancorp will, in each instance, be approximately equal to the fair market value of the Bancorp Common Stock surrendered therefor.

          2. The cash received by the shareholders of Bancorp who receive cash in lieu of fractional shares in the Merger or pursuant to the exercise of dissenters' rights will be approximately equal to the fair market value of the Bancorp Common Stock surrendered therefor.

          3. To the best of Bancorp's knowledge, none of the shareholders of Bancorp holding 5% or more of the outstanding Bancorp Common Stock has any plan or intention to sell, exchange, or otherwise dispose of the PFC Common Stock to be received in exchange therefor.

          4. The management of PFC, Subsidiary, and Bancorp know of no plan or intention on the part of the shareholders of Bancorp to sell, exchange, or otherwise dispose of an amount of PFC Common Stock to be received by them in the Merger which would reduce their holdings to a number of shares of PFC Common Stock having, in the aggregate, a value at the time of the Merger of less than 50% of the total value of Bancorp Common Stock outstanding immediately before the Merger. For purposes of this representation, shares of Bancorp Common Stock held by dissenters who receive cash, shares of Bancorp Common Stock acquired for cash in lieu of fractional shares of PFC Common Stock, and shares of Bancorp Common Stock sold, redeemed, or otherwise disposed of prior or subsequent to the Merger and as part of the Merger will be considered to be outstanding shares of Bancorp Common Stock at the time of the Merger.

          5. Bancorp will transfer to Subsidiary at least 90% of the fair market value of the net assets and at least 70% of the fair market value of the gross assets held by Bancorp immediately prior to the Merger. For purposes of this representation, assets held by Bancorp to pay its reorganization expenses and to pay dissenters, if any, and all redemptions and distributions (except for regular, normal distributions) made by Bancorp immediately preceding the Merger and which are a part of the plan of Merger will be considered as assets held by Bancorp immediately prior to the Merger.

          6. PFC has no plan or intention to sell, exchange, or otherwise dispose of shares of Subsidiary Common Stock, to liquidate Subsidiary, to merge Subsidiary with any other corporation, or to cause Subsidiary to sell, exchange, or otherwise dispose of the assets of Bancorp to be acquired in the Merger, except for dispositions made in the ordinary course of business.

          7. Except as specifically provided in the Affiliation Agreement, no dividends or distributions, other than regular, normal dividends and distributions, have been or will be made with respect to shares of Bancorp Common Stock prior to the Merger.

          8. No shares of Subsidiary Common Stock will be issued to any shareholder of Bancorp in the Merger.

          9. The business previously carried on by Bancorp and the Bank immediately before the Merger will continue to be carried on by the Surviving Corporation and the Bank after the Merger in a substantially unchanged manner with substantially all of Bancorp's and the Bank's assets. No assets

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Peoples First Corporation
Libsab Bankcorp, Inc.
July 11, 1994
Page 4

of Bancorp received in the Merger will be sold by PFC or the Surviving Corporation other than in the normal course of business.

          10. The liabilities of Bancorp to be assumed by Subsidiary in the Merger have been or will be incurred by Bancorp in the ordinary course of business and will be associated with the assets to be transferred.

          11. At the time of the Merger, the total adjusted basis and fair market value of the property of Bancorp to be transferred to Subsidiary will equal or exceed the sum of the liabilities to be assumed by Subsidiary plus the amount of liabilities to which the transferred property is subject.

          12. PFC, Subsidiary, Bancorp, and the shareholders of each of them, will pay their own expenses incurred in connection with the Merger.

          13. There is no intercorporate indebtedness between or among PFC, Subsidiary, and Bancorp which was issued, acquired, or which will be settled at a discount.

          14. The payment by PFC of cash to the shareholders of Bancorp in lieu of fractional shares of PFC Common Stock is solely for the purpose of avoiding the expense and inconvenience to PFC of issuing fractional shares of PFC Common Stock and does not represent separately bargained for consideration. The total cash consideration that will be paid to the shareholders of Bancorp in lieu of issuing fractional shares of PFC Common Stock will not exceed 1% of the total consideration that will be received by the shareholders of Bancorp in exchange for their shares of Bancorp Common Stock.

          15. Neither PFC nor Subsidiary has any plan, intention, or understanding with Bancorp, or with any shareholder of Bancorp, to redeem or otherwise reacquire any shares of PFC Common Stock that will be issued to the shareholders of Bancorp in the Merger.

          16. PFC has not owned, nor does it presently own, directly or indirectly, any shares of Bancorp Common Stock.

          17. Prior to the Merger, PFC will be in control of Subsidiary within the meaning of IRC Section 368(c).

          18. Following the Merger, the Surviving Corporation will not issue additional shares of Surviving Corporation Common Stock which will result in PFC losing control of the Surviving Corporation within the meaning of IRC Section 368(c).

          19. None of the compensation to be received by any shareholder-employees of Bancorp will be part of the consideration for their Bancorp Common Stock. Any consideration to be paid to any shareholder-employees of Bancorp will be for services actually rendered and will be commensurate in each instance with amounts paid to third parties bargaining at arm's-length for similar services.

          20. None of the parties to the Merger is an investment company within the meaning of IRC Sections 368(a)(2)(f)(iii) and (iv).

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Peoples First Corporation
Libsab Bankcorp, Inc.
July 11, 1994
Page 5

          21. Bancorp is not under the jurisdiction of a court under Title 11 of the United States Code, nor is it involved, other than as a creditor, in a receivership, foreclosure, or similar proceeding in a federal or state court.


                         FEDERAL INCOME TAX CONSEQUENCES

     On the basis of the foregoing facts and representations, and assuming the Merger is carried out in accordance therewith, we are of the opinion that:

          1. The acquisition by Subsidiary of substantially all of the assets of Bancorp in exchange for shares of PFC Common Stock and the assumption by Subsidiary of the liabilities of Bancorp, as described above, will constitute a reorganization under IRC Sections 368(a)(1)(A) and 368(a)(2)(D). For purposes of this opinion, "substantially all" means at least 90% of the fair market value of the net assets and 70% of the fair market value of the gross assets held by Bancorp immediately prior to the Merger. PFC, Subsidiary, and Bancorp will each be a "party to a reorganization" within the meaning of IRC Section 368(b).

          2. No gain or loss will be recognized by Bancorp on the transfer of substantially all of its assets to Subsidiary in exchange for shares of PFC Common Stock issued to the shareholders of Bancorp, cash for dissenting shareholders of Bancorp, if any, cash paid in lieu of fractional shares of PFC Common Stock, and the assumption by Subsidiary of the liabilities of Bancorp. IRC Sections 361(a) and 357(a).

          3. No gain or loss will be recognized by either PFC or Subsidiary in the Merger. IRC Section 1032; Prop. Reg. Section 1.1032-2; Rev. Rul. 57-278, 1957-1 C.B. 124.

          4. The basis of the assets of Bancorp acquired by Subsidiary in the Merger will, in each instance, be the same as the basis of those assets in the hands of Bancorp immediately prior to the Merger. IRC Section 362(b).

          5. The holding period of the assets of Bancorp received by Subsidiary in the Merger will, in each instance, include the holding period during which those assets were held by Bancorp. IRC Section 1223(2).

          6. No gain or loss will be recognized by the shareholders of Bancorp upon the exchange of Bancorp Common Stock solely for PFC Common Stock. IRC
Section 354(a).

          7. The basis of the shares of PFC Common Stock to be received by the shareholders of Bancorp in the Merger will be the same as the basis of the shares of Bancorp Common Stock surrendered in exchanged therefor. IRC Section 358(a); Treas. Reg. Section 1.358-2.

          8. The holding period of shares of PFC Common Stock to be received by the shareholders of Bancorp in the Merger will include the period during which the shareholders of Bancorp held their Bancorp Common Stock surrendered in exchange therefor, provided that the shares of Bancorp

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Peoples First Corporation
Libsab Bankcorp, Inc.
July 11, 1994
Page 6

Common Stock are held as a capital asset by the shareholders of Bancorp on the date of the Merger. IRC Section 1223(1).

          9. Where solely cash is received by a shareholder of Bancorp in exchange for Bancorp Common Stock pursuant to the exercise of dissenters' rights, the cash will be treated as having been received by such shareholder as a distribution in redemption of his Bancorp Common Stock, subject to the provisions and limitations of IRC Section 302. Where as a result of such distribution, a shareholder of Bancorp owns no PFC Common Stock, either directly or through the application of IRC Section 318(a), the redemption will be a complete termination of interest within the meaning of IRC Section 302(b)(3) and such cash will be treated as a distribution in full payment in exchange for Bancorp Common Stock, as provided in IRC Section 302(a). Under IRC Section 1001, gain or loss (subject to the limitations of IRC Section 267) will be realized and recognized to such shareholder in an amount equal to the difference between the amount of such cash and the adjusted basis of Bancorp Common Stock surrendered, as determined under IRC Section 1011. Rev. Rul. 74-515, 1974-2 C.B. 118.

          10. The payment of cash in lieu of fractional shares of PFC Common Stock will be treated for federal income tax purposes as if the fractional shares were distributed as part of the exchange and then were redeemed by PFC. These payments will be treated as having been received as distributions in full payment and exchanged for the stock redeemed, as provided in IRC Section 302(a). Rev. Proc. 77-41, 1977-2 C.B. 574; Rev. Rul. 66-365, 1966-2 C.B. 116. As
provided in IRC Section 1001, gain or loss will be realized and recognized in such redemption in an amount equal to the difference between the redemption price and the adjusted basis of shares of PFC Common Stock surrendered therefor.

          11. Subsidiary will succeed to and take into account the earnings and profits, or deficit in earnings and profits, of Bancorp as of the time of the Merger. Any deficit in the earnings and profits of Bancorp will be used only to offset the earnings and profits accumulated after the Merger. IRC Section 381(c)(2); Treas. Reg. Section 1.381(c)(2)-1.

                            *     *     *     *     *


     Our opinions are based upon existing law applied to the facts and representations stated in this letter. Any change in the law or in the accuracy of the facts and representations upon which we have relied could result in the invalidation of one or more of our opinions expressed in this letter.

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Peoples First Corporation
Libsab Bankcorp, Inc.
July 11, 1994
Page 7

     We consent to the inclusion of this letter as an exhibit to the registration statement in the form we have approved that you have prepared with respect to the Merger and to the references hereto in the prospectus included in that registration statement, but do not consent to its use for any other purpose.

                                        Sincerely,

                                        BROWN, TODD & HEYBURN



                                        By /s/ Joseph L. Ardery
                                           --------------------------
                                          Joseph L. Ardery